Exhibit 10.1


                      EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective as of January 31, 1996 by and between McKESSON CORPORATION (the "Company"), a Delaware corporation with its principal office at One Post Street, San Francisco, California, and __________________ ("Executive").

                         R E C I T A L S

A. The Company, in its business, develops and uses certain trade secrets, customer lists and other confidential information and data ("Confidential Information"). Such Confidential Information will necessarily be communicated to or acquired by Executive by virtue of his employment with the Company, and the Company has spent time, effort and money to develop such Confidential Information and to promote and increase its goodwill; and

B. The Company desires to retain the services of, and employ, Executive on its own behalf and on behalf of its affiliated companies for the period provided in this Agreement and, in so doing, to protect its Confidential Information and goodwill, and Executive is willing to accept employment by the Company on a full-time basis for such period, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

     1. Employment. Subject to the terms and conditions of this Employment Agreement, the Company agrees to employ Executive, and Executive agrees to accept employment from, and remain in the employ of, the Company for the period stated in Paragraph 3 hereof.


     2. Position and Responsibilities. During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Vice President of Company and President of McKesson Health Systems or in such other senior corporate executive capacity or capacities as may be specified from time to time by the Chief Executive Officer of the Company.

     3.   Term and Duties.

          (a) Term of Employment. The period of Executive's employment under this Agreement shall be deemed to have commenced on the date of this Agreement and shall continue until January 30, 1999.

          (b) Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his best efforts and all his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of the Company; provided, however, that, with the approval of the Chief Executive Officer of the Company, Executive may serve, or continue to serve, on the boards of directors of, or hold any other offices or positions in, companies or organizations which, in such officer's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement. The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder. The services which are to be employed by Executive hereunder are to be rendered in the State of California, or in such other place or places in the United States or elsewhere as may be determined from time to time by the Board of Directors of the Company, but are to be rendered primarily at the Company's principal place of business in the State of California. Unless and until otherwise agreed between the Company and the Executive, the Executive shall be at liberty to maintain his residence in the San Francisco Bay Area, State of California, and whenever absent therefrom on account of the performance of services under this Agreement, shall be reimbursed for all expenses reasonably incurred by him in the performance of his duties.

     4.   Compensation and Reimbursement of Expenses; Other
Benefits.

          (a) Compensation. During the period of employment under this Agreement, Executive shall be paid a salary, in biweekly installments, at the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per year, or such higher salary as may be from time to time approved by the Board of Directors (or any duly authorized Committee thereof) of the Company (any such higher salary so approved to be thereafter the minimum salary payable to Executive during the remainder of the term hereof), plus such additional incentive compensation, if any, as may be voted to him yearly by the Board of Directors (or any duly authorized committee thereof). Executive shall also receive an automobile allowance from Company of One Thousand Dollars ($1000) per month during the term of this Agreement.

          (b) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement. The Company further agrees to furnish Executive with such assistance and accommodations as shall be suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

          (c) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company's management and those benefits for which key executives are or shall become eligible, when and as he becomes eligible therefor, including without limitation, group health and life insurance benefits, short and long-term disability plans and participation in the Company's Profit-Sharing Investment Plan, Retirement Plan, Executive Medical Plan, Management Incentive Plan (commencing with the fiscal year beginning April 1, 1996), Long Term Incentive Plan, Executive Benefit Retirement Plan, Executive Survivor Benefits Plan, and Restricted Stock and Stock Option Plan, and the Company agrees that none of such benefits shall be altered in any manner in such a way as to reduce any then existing entitlement of Executive thereunder.

          (d) EBRP and ESBP Designations. Subject to the terms of the respective Plans, Executive is hereby designated as a participant in the Executive Benefit Retirement Plan (as amended and restated), with an Income Objective on Approved Retirement of that percentage of Average Final Compensation determined under Section D.1 of such Plan (unless and until the Board of Directors of the Company at any time, or from time to time, designates a different percentage of Average Final Compensation as an Income Objective), and Executive is designated as a participant in the Executive Survivor Benefits Plan.

     5. Initial Incentive Grants. Executive shall receive the following initial incentive awards specified in subparagraphs (a) through (d) below:

          (a) Replacement Bonus. Company shall pay Executive a special, one-time employment bonus of Two Hundred Twenty Five Thousand Dollars ($225,000) in order to compensate Executive for the bonus he would otherwise have received from his previous employer. Company shall pay this bonus to Executive as soon as practicable following commencement of his employment.

          (b) Stock Options. Subject to the terms and conditions of Company's 1994 Stock Option and Restricted Stock Plan (the "Plan"), Executive shall receive an initial grant of 40,000 stock options, which options shall vest in installments of twenty-five percent (25%) per year commencing on the first anniversary of the date of grant.

          (c) Restricted Stock. Subject to the terms and conditions of the Plan, Executive shall receive an initial grant of 20,000 shares of Company's restricted stock. The restrictions with respect to said stock shall lapse on the fourth (4th) anniversary of the date of grant.

          (d) LTIP Cash Award. Executive is hereby designated as a participant in Company's Long Term Incentive Plan. Subject to the terms of the Plan, the following target awards are specified for Executive for the incentive periods indicated: (i) $17,500 for the Company's fiscal year ending March 31, 1997; (ii) $35,000 for Company's fiscal year ending March 31, 1998; (iii) $52,500 for Company's fiscal year ending March 31, 1999, and (iv) $70,000 for Company's fiscal year ending March 31, 2000. Executive acknowledges that payment of awards under the Plan are subject to achievement by the Company of the financial targets specified pursuant thereto.

     6.   Housing Loan and Assistance.

          (a) Company agrees to make a housing loan (the "Housing Loan") to Executive in the sum of Five Hundred Thousand Dollars ($500,000). The Housing Loan shall be evidenced by a promissory note (the "Note") in form approved by the Company, and shall be secured by a deed of trust on Executive's principal residence (the "Property"). The Housing Loan shall be without interest prior to "Maturity" (as defined in the Note) and shall be repaid to Company in full upon the earliest to occur of any of the following events
(i) (x) sixty (60) days after termination of Executive's full-time, active employment by the Company on account of death, retirement, resignation without Good Reason (as defined in that certain Termination Agreement, dated as of January 31, 1996, by and between Executive and Company), involuntary termination for cause, or long-term disability, or, (y) one (1) year after involuntary termination by the Company without cause or resignation with Good Reason (ii) sale or other transfer of ownership of the Property
(iii) use of the Property other than as principal residence, or
(iv) ten (10) years from the date of the Housing Loan.

          (b) So long as Executive remains in its continuous employ, Company shall credit for the account of Executive in its Deferred Compensation Administration Plan ("DCAP II") the amount of Fifty Thousand Dollars ($50,000) per annum commencing February 1, 1996 and continuing for the duration of Executive's employment through February 1, 2005, or a pro-rata portion of such amount if the employment of Executive terminates during the course of any such year. The DCAP II account will bear interest each year at the rate established by Company's Board of Directors (or any duly authorized committee thereof); and the balance of the DCAP II account shall be released to Executive (or, at Company's sole election, applied against the balance, if any of the Housing Loan) upon the earlier of (i) the Maturity of the Housing Loan following Executive's termination of employment with Company, or (ii) ten years from the date of the first credit to the DCAP II account. So long as Executive remains in Company's employ, the obligation of Company to credit the DCAP II account as provided in this subparagraph (b) shall survive the expiration of this Employment Agreement.

          (c) Should (i) Executive's employment be terminated by Company for reasons other than "cause" (as defined herein) prior to January 30, 2006, and (ii) Executive incur a loss on the sale of the Property as a result of a decline in its market value, then Company shall reimburse Executive to the extent of any such loss up to a maximum amount equal to (x) the principal amount of the Housing Loan, less (y) the balance of the DCAP II account established pursuant to subparagraph (b) above. Company also agrees to reimburse Executive for any reasonable relocation expenses (similar to those set forth in subparagraph (e) below) that Executive may incur to the extent such expenses are not reimbursed by Executive's subsequent employer. The obligations of Company set forth in this subparagraph (c) shall survive expiration or termination of this Employment Agreement.

          (d) Company shall provide Executive with its third party home buying service. If and to the extent the proceeds from the sale of Executive's current residence are less than Nine Hundred Thousand Dollars ($900,000) then Company shall reimburse Executive for the amount of such shortfall.

          (e) Company shall reimburse Executive, in accordance with its existing policies, for the following reasonable expenses incurred in connection with sale of his current residence and purchase of suitable housing in the San Francisco Bay Area: real estate brokerage fees, pest control inspections, title insurance and escrow fees and moving costs (including temporary living expenses, if any, while in transit). In addition, Company shall reimburse Executive in an amount up to one-half month's salary for non-receipted, miscellaneous moving expenses.

     7.   Benefits Payable Upon Disability or Death.

          (a) If Executive shall be prevented during the term of this Agreement from properly performing services hereunder by reason of illness or other physical or mental incapacity, the Company shall continue to pay Executive his then current salary hereunder during the period of his disability; provided, however, that if Executive is disabled for a continuous period exceeding twelve (12) calendar months, then the Company's obligations hereunder shall cease and terminate.

          (b) In the event of the death of Executive during the term of this Agreement, Executive's salary payable hereunder shall continue to be paid to Executive's surviving spouse, or if there is no spouse surviving, then to Executive's designee or representative (as the case may be) through the six-month period following the end of the calendar month in which death occurs. Thereafter, all of Company's obligations hereunder shall cease and terminate.

          (c) The provisions of this Paragraph 7 shall not affect any rights of Executive's heirs, administrators, executors, legatees, beneficiaries or assigns under the Company's Profit-Sharing Investment Plan, Retirement Plan, Executive Benefit Retirement Plan, Long Term Incentive Plan, Executive Survivor Benefits Plan, any Stock Purchase, Restricted Stock and Stock Option Plan, or any other employee benefit plan of the Company, and any such rights shall be governed by the terms of the respective plans.

     8.   Obligations of Executive During and After Employment.

          (a) Executive agrees that during the term of his employment under this Agreement, he will engage in no other business activities, directly or indirectly, which are or may be competitive with or which might place him in a competing position to that of the Company, or any affiliated company, without the prior written consent of the Chief Executive Officer of the Company.

          (b) Executive acknowledges and agrees that (i) during the course of his employment Executive will have produced and/or have access to Confidential Information, records, notebooks, data, formulae, specifications, trade secrets, customer lists and secret inventions and processes of Company and its affiliated companies, and (ii) the unauthorized use or sale of any of such confidential or proprietary information at any time would constitute unfair competition with Company. Executive promises and agrees not to engage in any unfair competition with Company either during or after the term of this Agreement. Therefore, during and subsequent to his employment by Company,or by an affiliated company, Executive agrees to hold in confidence and not, directly or indirectly, disclose, use, copy or make lists of any such information, except to the extent expressly authorized by Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to Company's business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of Company, or of an affiliated company, and shall not be removed (except to allow Executive to perform his responsibilities hereunder while travelling for business purposes or otherwise working away from his office) from the Company's or the affiliated company's premises without its prior written consent, and shall be promptly returned to Company upon termination of employment with Company and its affiliated companies. This paragraph 8(b) shall survive the termination or expiration of this Agreement.

     9.   Termination.

          (a) For Cause. Notwithstanding anything herein to the contrary, the Company may, without liability, terminate Executive's employment hereunder for cause at any time upon written notice from the Board of Directors (or any duly authorized Committee thereof) specifying such cause, and thereafter the Company's obligations hereunder shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Board of Directors (or any duly authorized Committee thereof) shall have given Executive written notice specifying the conduct alleged to have constituted such cause and Executive has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice. As used herein, the term "cause" shall mean (i) Executive's misconduct, habitual neglect, dishonesty or other knowing and material violation of Company's policies and procedures in effect from time to time, or (ii) actions (or failures to act) by Executive in bad faith and to the detriment of Company or any affiliated company, or (iii) a material breach by Executive of one or more terms of this Agreement.

          (b) Other than for Cause; Performance, Reorganization. Notwithstanding anything herein to the contrary, Company may also terminate Executive's employment (without regard to any general or specific policies of Company relating to the employment or termination of its employees) should (i) Executive fail to perform his duties hereunder in a manner satisfactory to the Chief Executive Officer of Company, provided that Executive shall first be given written notice of such unsatisfactory performance and a period of ninety (90) days to improve such performance to a level deemed acceptable to the Chairman and Chief Executive Officer or,
(ii) Executive's position be eliminated as a result of a reorganization or restructuring of Company or its affiliated companies.

          (c) Obligations of Company on Termination of Employment. If Company terminates Executive's employment pursuant to subparagraph 9(a) above, then all of Company's obligations hereunder shall immediately cease and terminate. Executive shall thereupon have no further right or entitlement to additional salary, incentive compensation payments or awards, or any perquisites from Company whatsoever, and Executive's rights, if any, under Company's employee and executive benefit plans shall be determined solely in accordance with the express terms of the respective plans;

               If Company terminates Executive's employment pursuant to subparagraph 9(b) above, then, notwithstanding anything herein (or in any of Company's benefit, incentive or severance plans) to the contrary and in complete satisfaction and discharge of all of its obligations to Executive hereunder, Company shall (i) continue Executive's then base salary, without increase, for the remainder of the term of this Agreement, provided, however that Company's obligation to make such salary payments shall be reduced by any compensation received by Executive from a subsequent employer during such term, (ii) consider Executive for a bonus under the terms of Company's Management Incentive Plan for the fiscal year in which termination occurs (but not for any subsequent year) provided that any such bonus, if earned, shall be prorated to reflect the portion of the year for which Executive was actively employed, (iii) continue Executive's automobile allowance and Executive Medical Plan benefits until the earlier of the expiration date of this Agreement or the effective date of Executive's coverage under a subsequent employer's plan or policy, (iv) continue the accrual and vesting of Executive's rights, benefits and existing awards for the remainder of the term of this Agreement for purposes of the Executive Benefit Retirement Plan, Executive Survivor Benefit Plan, and the Stock Option and Restricted Stock Plan, provided, however, that (unless the Board of Directors, or any duly authorized Committee, in its sole discretion, determines otherwise) Executive shall in no event receive or be entitled either to additional grants or awards subsequent to the date of termination, or "Approved Retirement" status, under the foregoing plans, (v) continue Executive's participation in the Company's Long Term Incentive Plan for the remainder of the term of this Agreement (prorating performance periods as of the expiration date of the Agreement), provided, that Executive shall not participate in any way whatsoever in any performance period commencing subsequent to the date of termination, and (vi) terminate Executive's participation in Company's tax-qualified pension and profit-sharing plans, pursuant to the terms of the respective plans, as of the date of Executive's termination of employment.

               Company and Executive agree that if Executive resigns or otherwise voluntarily leaves his employment with Company prior to the expiration of this Agreement (other than for Good Reason as defined in the Termination Agreement between the parties of even date herewith), Company shall be under no further obligation to make any additional payments or provide any benefits hereunder. For purposes of clarification, Company and Executive agree that the term "good reason" as used in the Executive Benefit Retirement Plan, shall have the same meaning as "Good Reason" as defined in the Termination Agreement.

     10.  General Provisions.

          (a) Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive's rights be subject to encumbrance or subject to the claims of Company's creditors. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale by Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

          (b) This Agreement (together with the Termination Agreement between the parties of even date herewith) and the rights of Executive with respect to the benefits of employment referred to in Paragraph 4(c) constitute the entire agreement between the parties hereto in respect of the employment of Executive by Company. This Agreement supersedes and replaces all prior oral and written agreements, understandings, commitments, and practices between the parties, including but not limited to Company's letter to Executive dated January 15, 1996.

          (c) Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this paragraph in connection with any termination of Executive's employment shall take place in San Francisco, California at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys fees and necessary costs and disbursements, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he or it may be entitled.

          (d) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

          (e) This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.

          (f) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California.


IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the date first above written.


                                   McKESSON CORPORATION
                                   A Delaware Corporation


                                   By
                                      -----------------------
                                      Vice President

ATTEST:

- -------------------------             -----------------------
Secretary                             Executive

By the Authority of the
Compensation Committee
of the Board of Directors
of McKesson Corporation
on January 31, 1996.